Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

OF

CASCADE KELLY HOLDINGS LLC

D/B/A COLUMBIA PACIFIC BIO REFINERY

BY AND BETWEEN

JH KELLY HOLDINGS LLC, SELLER

AND

GLOBAL PARTNERS LP, BUYER

DATED AS OF

JANUARY 22, 2013

TABLE CONTENTS

i

TABLE CONTENTS
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TABLE CONTENTS
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Page

Section 6.02 Termination of Existing Tax Sharing Agreements	31

Section 6.03 Tax Indemnification	31

Section 6.04 Straddle Period	31

Section 6.05 Contests	32

Section 6.06 Cooperation and Exchange of Information	32

Section 6.07 Tax Treatment of Indemnification Payments	33

Section 6.08 Survival	33

Section 6.09	35

Section 6.10 Purchase Price Allocation	33

Section 6.11 Overlap	34

ARTICLE VII CONDITIONS TO CLOSING	35

Section 7.01 Conditions to Obligations of All Parties	35

Section 7.02 Conditions to Obligations of Buyer	35

Section 7.03 Conditions to Obligations of Seller	38

ARTICLE VIII INDEMNIFICATION	40

Section 8.01 Survival	40

Section 8.02 Indemnification By Seller	40

Section 8.03 Indemnification By Buyer	41

Section 8.04 Certain Limitations	41

Section 8.05 Indemnification Procedures	42

Section 8.06 Payments	44

Section 8.07 Tax Treatment of Indemnification Payments	44

Section 8.08 Effect of Investigation	44

Section 8.09 Exclusive Remedies	44

ARTICLE IX TERMINATION	45

Section 9.01 Termination	45

Section 9.02 Effect of Termination	46

TABLE CONTENTS
(continued)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 22, 2013 (the “Effective Date”), is entered into between JH KELLY HOLDINGS LLC, a Washington limited liability company (“Seller”) and Global Partners LP, a Delaware limited partnership (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), in CASCADE KELLY HOLDINGS LLC, an Oregon limited liability company doing business as Columbia Pacific Bio Refinery (“CPBR”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 6.01(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignment” has the meaning set forth in Section 2.03(b)(i).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“BP” means BP Products North America Inc., a Delaware corporation.

CASCADE KELLY HOLDINGS LLC	MIPA

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oregon are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“CPBR Benefit Plan” shall mean, as of the Closing Date, each Employee Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by CPBR, or to which CPBR could have any liability, contingent or otherwise, for the benefit of any employees or former employees of CPBR or in which any such employee or former employee participates as an employee or former employee of CPBR.

“CPBR Business” means the activities and operations performed by CPBR at the Facility since Seller’s acquisition of interests in the Facility through CPBR through the Closing Date.

“CPBR Intellectual Property” has the meaning set forth in Section 3.09(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Diligence Period” shall mean the period of time between November 26, 2012 and January 22, 2013.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Date” has the meaning given in the preamble.

“Employee Benefit Plan” shall mean any (i) Employee Welfare Benefit Plan, (ii) nonqualified deferred compensation retirement plan or arrangement, or (iii) any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee of CPBR, and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” shall mean any written complaint, citation, notice, demand or claim arising from or regarding or related to any actual or alleged Liability under any Environmental Law or Governmental Authorization issued thereunder, any Environmental Liabilities including any potential responsibility for assessment, response, removal, remediation, corrective action or monitoring costs under CERCLA or any similar state law, including such notice from the EPA or any Governmental Authority charged with enforcing Environmental Law, whether in the United States or a foreign jurisdiction, and any claim by any third party for personal injury, property damage, or any claims related thereto arising out of a Release, a threatened Release, or alleged exposure to Hazardous Materials.

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Facility” means CPBR’s owned and leased ethanol production, storage and product handling and crude oil receiving (via rail car), storage and distribution (via marine barge) facility in Clatskanie, Oregon including storage tanks, rail racks, dock, transfer pipelines and other logistics assets located on and adjacent to the facility.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction; and (iv) guarantees by such Person of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.10.

“Intellectual Property” has the meaning set forth in Section 3.09(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.09(a).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any manager or officer of Seller or CPBR, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” has the meaning set forth in Section 3.09(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of CPBR, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which CPBR operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 3.05 [No Conflicts, Consents] and Section 5.08 [Governmental Approvals and Consents]; or (iv) conditions caused by acts of terrorism or war (whether or not declared).

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Membership Interests” means the Class A Voting Units of CPBR.

“Off-Site Location” shall mean any location where Hazardous Materials were Released prior to the Closing Date by CPBR, or otherwise in connection with the operation of the Facility.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owner” means Seller’s Owners, Mason M. Evans and Mason M. Evans Family Trust I (Mark Fleischauer, Trustee).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Period beginning after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Post-Closing Taxes” means Taxes due and owing by, or formally imposed on, CPBR by a Government Authority for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes due and owing by, or formally imposed on, CPBR by a Government Authority for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by CPBR, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Straddle Period” has the meaning set forth in Section 6.04.

“Taxes” means (a) any unclaimed property and escheat obligations and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Title Commitment” means a commitment for title insurance from a title company mutually agreed to by Buyer and Seller covering the Real Property, buildings, structures, improvements and fixtures located on the Real Property together with copies of the exception documents referenced in the commitment for insurance and an updated survey of the Real Property.

“Transaction Documents” means this Agreement, the Assignment and other documents required to effect the Closing.

“Union” means United Food & Commercial Workers Local 555.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.  Upon execution of this Agreement, the provisions of the letter agreement dated November 26, 2012 as it relates to the purchase and sale of the Membership Interests shall be deemed to be merged into this Agreement and if there are any differences in the letter agreement and this Agreement, the provisions of this Agreement shall control.

Section 2.02         Purchase Price. The aggregate purchase price for the Membership Interests shall be $95,500,000, plus or minus any adjustments pursuant to Section 2.04 (the “Purchase Price”).  The parties acknowledge and agree that Buyer’s payment of One Million Dollar (US$1,000,000) to Seller (“Exclusivity Payment”) pursuant to that certain letter agreement of November 26, 2012 shall remain non-refundable in all instances but shall be credited against the Purchase Price at the Closing.  In addition, on or before January 23, 2013, Buyer shall pay Seller an additional Four Million Dollar (US$4,000,000) non-refundable Exclusivity Payment, to be credited against the Purchase Price at the Closing.  The Four Million Dollar Exclusivity Payment, while creditable against the Purchase Price, is non-refundable in all instances and deemed fully earned upon payment thereof (except as otherwise specifically provided in Section 9.01).

Section 2.03         Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver to Seller:

(i)            the Purchase Price (less the Exclusivity Payments previously paid or any VRU Holdback in accordance with this Agreement), subject to any Closing Adjustment pursuant to Section 2.04, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than the Closing Date; and

(ii)           the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)           At the Closing, Seller shall deliver to Buyer:

(i)            an assignment of the Membership Interests to Buyer in the form of Exhibit A (the “Assignment”), duly executed by Seller; and

(ii)           the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04         Purchase Price Adjustment.

(a)           Intentionally Deleted.

(b)           Capital Expenditure Adjustment. If Buyer submits a written request to CPBR to install capital improvements and CPBR agrees to install or commence the work needed to secure and install those capital improvements at the request of Buyer prior to Closing, then the amount of the costs of the Buyer requested capital improvements paid for by CPBR through the Closing Date shall be paid to Seller at Closing as an increased adjustment to the Purchase Price.

(c)           Operating Cost Adjustments.  At Closing, Buyer shall (a) reimburse Seller for actual operating costs incurred by CPBR between January 1, 2013 and the Closing Date in excess of actual amounts billed or to be billed to BP for such period. Seller and Buyer will reconcile any amounts received from BP post-Closing in respect of amounts billed to BP for the period prior to the Closing.  As used in this subsection (c), “operating costs” include the proportionate share of CPBR’s fixed costs such as lease payments, rail debt service, water royalty payments and other costs and expenses paid to the Port of St. Helens and other parties pursuant to lease, easement, rail, dock and other agreements in effect as of the Effective Date, and excludes one-time expenses such as the termination payment due under the J.D. Heiskell contract, non-routine or not in the ordinary course bonuses and severance payments (other than severance payments made to employees terminated at the request of Buyer prior to Closing).

Section 2.05         Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Pacific time no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in all cases no later than the earlier of (a) February 22, 2013, or (b) three business days after Seller has provided Buyer with evidence of Successful Results (but in no event earlier than February 15, 2013) as provided herein (“Closing Date”) at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204-1268.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Effective Date.

Section 3.01         Organization and Authority of Seller. Seller is a limited liability company validly existing and in good standing under the Laws of the state of Washington. Seller has full limited liability company power and authority to enter into this Agreement and the Assignment and the other Transaction Documents to which Seller is a party, to carry out its obligations under this Agreement and the Assignment and other Transaction Documents to which Seller is a party, and to consummate the contemplated transactions of Seller. The execution and delivery by Seller of this Agreement and the Assignment/any other Transaction Document to which Seller is a party, the performance by Seller of its obligations and the consummation by Seller of the contemplated transactions have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When the Assignment/each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party to these documents, the Assignment and Transaction Documents will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02         Organization, Authority and Qualification of CPBR. CPBR is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oregon and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which CPBR is licensed or qualified to do business, and CPBR is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by CPBR in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03         Capitalization.

(a)           Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in CPBR. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)           The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of CPBR or any other agreement, arrangement or commitment to which Seller or CPBR is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in CPBR or obligating Seller or CPBR to issue or sell any membership interests (including the Membership Interests), or any other interest, in CPBR. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04         No Subsidiaries. CPBR does not own, or have any interest in any shares or have an ownership interest in any other Person now or at any time since the organization of CPBR.

Section 3.05         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Assignment/the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or CPBR; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or CPBR; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or CPBR is a party or by which Seller or CPBR is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of CPBR; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of CPBR. Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or CPBR in connection with the execution and delivery of this Agreement and the Assignment/the other Transaction Documents and the consummation of the contemplated transactions, except for filings as may be required under the HSR Act.

Section 3.06         Financial Statements. Section 3.06 of the Disclosure Schedule contains a true and accurate copy of the unaudited balance sheet (the “Balance Sheet”) of CPBR as of November 30, 2012 (the “Balance Sheet Date”).  The Balance Sheet was prepared in accordance with GAAP on a consistent basis and fairly represents the financial condition of CPBR as of the date of preparation.

Section 3.07         Material Contracts.

(a)           Section 3.07(a) of the Disclosure Schedules lists the material contracts of CPBR agreed to by Buyer, Seller and CPBR, being “Material Contracts”.

(b)           Each Material Contract is valid and binding on CPBR in accordance with its terms and is in full force and effect. None of CPBR or, to Seller’s Knowledge, any other party to the Material Contract is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract and no event or circumstance has occurred or, to Seller’s Knowledge, will occur (including the execution of this Agreement and the consummation of the transactions contemplated herein) that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof other than the

J.D. Heiskell contract which requires a payout upon sale or change of control of the Facility (which payment shall be made by Seller at or prior to Closing), or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.08         Title to Assets; Real Property.

(a)           CPBR has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets of CPBR, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for those shown on the Title Commitment and except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            those items set forth in Section 3.08(a) of the Disclosure Schedules;

(ii)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)          mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the CPBR Business;

(iv)          easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the CPBR Business; or

(v)           other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the CPBR Business.

(b)           With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. CPBR is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of CPBR’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.09         Intellectual Property.

(a)           “Intellectual Property” means all of the material intangible property and related proprietary rights, interests and protections, including such property that is owned by CPBR (“CPBR Intellectual Property”) and that in which CPBR holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Seller (“Licensed Intellectual Property”).

(b)           Except as set forth in Section 3.09(b) of the Disclosure Schedules, CPBR owns, exclusively or jointly with other Persons, all right, title and interest in and to CPBR Intellectual Property. To Seller’s knowledge, CPBR is in full compliance with all legal requirements applicable to CPBR Intellectual Property and CPBR’s ownership and use of the Intellectual Property.

(c)           Section 3.09(c) of the Disclosure Schedules lists all material licenses, sublicenses and other agreements whereby CPBR is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for CPBR Business. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between CPBR and the other parties, and CPBR and the other parties are in full compliance with the terms and conditions of the agreements.

(d)           To CPBR’s and Seller’s knowledge, CPBR Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by CPBR Business have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor CPBR has received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of CPBR Intellectual Property are subject to any outstanding Governmental Order.

Section 3.10         Insurance. Section 3.10 of the Disclosure Schedules sets forth a true and complete list of all current and historical (that are in possession of Seller) policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by CPBR relating to the assets, business, operations, employees, officers and managers of CPBR (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including CPBR) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Section 3.10 of the Disclosure Schedules, there are no claims related to the business of CPBR pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.11         Legal Proceedings; Governmental Orders; Compliance with Laws.

(a)           Except as set forth in Section 3.11(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by CPBR affecting any of its properties or assets (or by or against Seller or any Affiliate of Seller and relating to CPBR); or (b) against or by CPBR, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           Except as set forth in Section 3.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting CPBR or any of its properties or assets.

(c)           Except as otherwise set forth in the Disclosure Schedules, CPBR and the Facility are in compliance with all Laws (including Environmental Laws, Laws relating to Taxes and Laws relating to employment, employee benefits or labor matters) applicable to CPBR and the operation of the Facility, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Seller’s ability to consummate the transactions contemplated herein.

Section 3.12         Employment Matters.

(a)           Section 3.12(a) of the Disclosure Schedules contains a list of all persons who are employees of CPBR as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) current annual base compensation rate; and (iv) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.12(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of CPBR for services performed on or prior to the date hereof have been paid in full (or accrued in full on in this ordinary course of business and there are no outstanding agreements, understandings or commitments of CPBR with respect to any compensation, commissions or bonuses.

(b)           CPBR is and has been at all times from November 30, 2009 up to and including the Closing Date in compliance with all applicable Laws respecting employment and employment practices, and terms and conditions of employment (including existing and prior union agreements) except, in any such case, for such non-compliance or violations as would not have in the aggregate a Material Adverse Effect.

(c)            Except as specified in the Disclosure Schedules, there are no written employment Contracts related to any employees of CPBR and no material consulting Contracts to which CPBR is a party.

(d)           CPBR has not caused any mass layoff (as defined in WARN) of any Persons working for CPBR.

(e)           Schedule 3.12(e) of the Disclosure Schedules provides a complete and accurate summary description of each CPBR Benefit Plan.  True and complete copies of each of the CPBR Benefit Plans, summary plan descriptions, administration agreements, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any CPBR Benefit Plan, including any amendments thereto, have been furnished or made available to Buyer.

(f)            Each CPBR Benefit Plan (and each related trust, insurance contract or funding arrangement) has been administered and operated in accordance with the terms of the controlling documents and with applicable provisions of ERISA, the Code and all other applicable Laws except as would not otherwise have a Material Adverse Effect.

(g)           All contributions due and owing to any CPBR Benefit Plan have been paid to the applicable CPBR Benefit Plan (or related trust or held in the general assets of CPBR, or accrued as appropriate on the Balance Sheet of CPBR).

(h)           There are no unresolved claims or disputes under the terms of, or in connection with, any CPBR Benefit Plan (other than routine claims for benefits) and no action, legal or otherwise, has been commenced with respect to any such claim or dispute. To the Knowledge of CPBR, no CPBR Benefit Plan is the subject of an investigation, audit, or adverse proceeding involving the PBGC, the IRS or the DOL.

(i)            The execution of this Agreement and the consummation of the transactions contemplated herein will not (A) result in any payment becoming due to any officer, director, employee or consultant of CPBR (except as otherwise disclosed in Section 3.15), (B) materially increase the benefits otherwise payable by CPBR, or (C) result in the acceleration of the time of payment or vesting of any awards or benefits under any CPBR Benefit Plan.

(j)            Since its formation, CPBR has not (A) maintained or sponsored, nor participated in, any Employee Pension Benefit Plan subject to Title IV of ERISA for any of its employees, (B) contributed to or been required to contribute to any Multiemployer Plan, or (C) maintained or contributed to any Employee Welfare Benefit Plan that provides health, medical or life insurance benefits for retired or terminated employees, their spouses or their dependents, other than in accordance with Section 4980B of the Code.

Section 3.13         Taxes. Except as set forth in Section 3.13 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by CPBR have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by CPBR (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           CPBR has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor,

customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where CPBR does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of CPBR or the Seller, threatened in writing with respect to any Taxes or Tax Returns of or with respect to CPBR.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of CPBR.

(e)           There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to CPBR.

(f)            There are no Encumbrances (other than Encumbrances for current period Taxes not yet due and payable) on any of the assets of CPBR that arose in connection with any failure (or alleged failure) to pay any Tax.

(g)           There are no Tax audits or administrative or judicial proceedings are being conducted, pending, or to the Knowledge of CPBR or the Seller, threatened with respect to CPBR.

(h)           CPBR is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(i)            CPBR does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(j)            No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect CPBR.

(k)           To the Knowledge of the Seller, all of the property of CPBR that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2012 and no portion of CPBR’s property constitutes omitted property for property tax purposes.

(l)            CPBR and Seller are  currently classified, and have been classified since formation, as entities that are disregarded for U.S. federal and applicable state income Tax purposes and have not made any filing with any Governmental Authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes.

Section 3.14         Books and Records. The minute books of CPBR have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of CPBR.

Section 3.15         Brokers. Except for Ocean Park Advisors LLC, acting through Stonnington Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.16         Environmental Matters.   Except as set forth in Schedule 3.16 of the Disclosure Schedule:

(a)           CPBR has not caused or, to the Knowledge of the Seller, permitted, any Hazardous Material to be used, placed, stored, or disposed of on or under any real estate owned, leased or operated by CPBR or any Off-Site Location, except in compliance with applicable Environmental Law, and (B) the Facility is not, and to the Knowledge of the Seller has not been from December 23, 2009  to the date hereof, in violation of any applicable Environmental Law or Governmental Order, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b)           Since December 23, 2009, neither the Seller nor CPBR has received any Environmental Notice arising from or relating to the operation or conduct of the Facility or the ownership or operation of any asset, the substance of which Environmental Notice has not been resolved or, if pending, would have a Material Adverse Effect.

(c)           No Government Order or proceeding has been issued or is pending against, or to the Knowledge of the Seller is threatened in writing against, the Seller or CPBR relating to a violation of any applicable Environmental Law or Governmental Authorization or to any Environmental Liability including a Release of Hazardous Materials (in each such case, to the extent any of the foregoing are related to the operation or conduct of the Facility), except, in any such case, for such violation or Environmental Liability as would not have a Material Adverse Effect.

(d)           From December 23, 2009 to the date hereof, there has not been any accident or sudden unintended incident in connection with the Seller’s ownership or the operation of the CPBR or the Facility which has resulted, to the Knowledge of the Seller, in exposure of any Person to any Hazardous Material which is reasonably expected to form the basis of a claim for damages or compensation which would have a Material Adverse Effect.

(e)           There has been no Release of any Hazardous Materials on, to, from, or under the Facility in violation of applicable Environmental Laws or in a manner that would give rise to any Environmental Liabilities, except for any Environmental Liabilities which would not have a Material Adverse Effect.

(f)            The Seller will instruct CPBR’s environmental consultants to deliver or otherwise make available to Buyer, upon Buyer’s request, copies and results of any material reports, studies, correspondence, analyses, tests or monitoring, possessed by or in the control of Buyer or its environmental consultants with respect to any Environmental Liabilities associated with any portion of the Facility.

Section 3.17         Liabilities.   To the knowledge of Seller there are, and as of the Closing, there will be, no liabilities of CPBR other than (a) Current Liabilities set forth on the Balance Sheet identified in Section 3.06, (b) Liabilities arising out of or relating to matters identified in any of the Disclosure Schedules and (c) Current Liabilities incurred in the ordinary course of business as would be or would have been permitted under Section 5.01 whether prior to the date hereof or hereafter.  To the knowledge of Seller from January 1, 2012 to the Effective Date, there has, and as of the Closing Date, there will have, with respect to CPBR or the Facility, been no change, event, occurrence or circumstance that, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had a Material Adverse Effect.

Section 3.18         Conduct of Business.   Since January 1, 2012, except as set forth in Section 3.18 of the Disclosure Schedule or as otherwise permitted pursuant to Section 5.01, CPBR has and, as of the Closing, will have:

(a)           Conducted the business of CPBR and the Facility in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices of CPBR and the Facility, including pursuing other business opportunities as disclosed to Buyer from time to time;

(b)           Not sold, disposed of or otherwise transferred any interests in any material assets of CPBR;

(c)           Not increased the compensation, bonus, commissions or fee arrangements payable or to become payable by CPBR to its employees, except as consistent with its past practices;

(d)           Not entered into, amended, modified or terminated any new or existing Contract other than in the ordinary course of business or as otherwise mutually agreed by the Parties; and

(e)           Not incurred any additional Indebtedness or accrued any additional liabilities other than trade indebtedness incurred in the ordinary course of business consistent with past practices or as otherwise mutually agreed by the Parties.

Section 3.19         No Other Warranties.  EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MEMBERSHIP INTEREST, CPBR, CPBR ASSETS, CPBR’S FACILITY OR THE FACILITY SITE, THE DEVELOPMENT, CONSTRUCTION OR OPERATIONS OF CPBR’S FACILITY, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF CPBR, CPBR’S ASSETS, CPBR FACILITY SITE OR CPBR, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL PRODUCTION CAPABILITY OF CPBR’S FACILITY OR THE ABILITY OF BUYER OR CPBR TO GENERATE OR SELL ETHANOL, DRIED DISTILLERS GRAINS OR OTHER PRODUCTS OR TO CONDUCT OTHER COMMERCIAL ACTIVITIES AT THE FACILITY SITE.

WITHOUT LIMITING THE FOREGOING, AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITY, CPBR’S ASSETS, THE FACILITY SITE OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING ENVIRONMENTAL LAWS, OR AS TO THE CONDITION OF CPBR, CPBR’S FACILITY, CPBR’S ASSETS, CPBR’S FACILITY SITE OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO CPBR’S FACILITY, CPBR’S ASSETS OR CPBR’S FACILITY SITE.  ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISLAIMED.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE MEMBERSHIP INTEREST, CPBR, CPBR’S ASSETS, CPBR’S FACILITY SITE AND CPBR’S FACILITY ARE SOLD “AS IS, WHERE IS” ON THE APPLICABLE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS.”

WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS BY SELLER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION OR MATERIAL CONTAINED IN THE DUE DILIGENCE MATERIALS, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE MEMBERSHIP INTEREST, CPBR, CPBR’S ASSETS, CPBR’S FACILITY SITE OR THE FACILITY .

Section 3.20         Seller Status.  Seller, or if Seller is disregarded as separate from its owner for federal income tax purposes, the Person who is treated as the owner of Seller for federal income tax purposes, is a United States Person within the meaning of Section 7701(a)(30) of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date.

Section 4.01         Organization and Authority of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by all requisite partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party to the Transaction Documents), the Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, except for the filings as may be required under the HSR Act and the consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03         Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05         Buyer Status.  Buyer, or if Buyer is disregarded as separate from its owner for federal income tax purposes, the Person who is treated as the owner of Buyer for federal income tax purposes, is a United States Person within the meaning of Section 7701(a)(30) of the Code.

Section 4.06         Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07         No Knowledge of Misrepresentations or Omissions. As of the expiration of the Diligence Period, Buyer has had the opportunity and has reviewed all due diligence information of CPBR and Seller in the data room and otherwise disclosed to Buyer.  Buyer is relying on Buyer’s due diligence to purchase the Membership Interests and acknowledges Seller’s disclaimer of warranties in Section 3.19.  Buyer is not aware that any of the representations and warranties or certificates of Sellers and CPBR and Disclosure Schedule (including updated schedules to the extent delivered) are untrue or incorrect, individually or in the aggregate, in any respect, and do, individually or in the aggregate, contain any material errors in, or material omissions from, the Disclosure Schedule to this Agreement which would result in a material misrepresentation to Buyer; provided, however, that Buyer shall have no responsibility for the accuracy of such due diligence information, representations or warranties.

ARTICLE V
COVENANTS

Section 5.01         Conduct of Business Prior to the Closing. (a) From the Effective Date until the Closing, except as otherwise provided in this Agreement including as provided in paragraph (b), or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause CPBR, to conduct the business of CPBR and operate or maintain the Facility in the ordinary course of the CPBR Business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of CPBR and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with CPBR.  Without limiting the foregoing, from the Effective Date until the Closing Date, Seller shall:

(1)                                 cause CPBR to preserve and maintain all of its Permits;

(2)                                 cause CPBR to pay its debts, Taxes and other obligations when due;

(3)                                 cause CPBR to maintain the properties and assets owned, operated or used by CPBR in the same condition as they were on the Effective Date, subject to reasonable wear and tear;

(4)                                 cause CPBR to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(5)           cause CPBR to perform all of its obligations under all Material Contracts relating to or affecting its properties, assets or business;

(6)           cause CPBR to maintain its books and records in accordance with past practice;

(7)           cause CPBR to comply in all material respects with all applicable Laws;

(8)           cause CPBR to not increase the compensation, bonus, commissions or fee arrangements payable or to become payable by CPBR to its employees, except in the ordinary course of business;

(9)           cause CPBR to not enter into, amend, modify or terminate any new or existing Material Contract (including, without limitation, agreements obligating CPBR to pay capitalized expenses) other than in the ordinary course of business consistent with past practices;

(10)         cause CPBR to not incur any additional Indebtedness or accrue any additional liabilities other than trade indebtedness incurred in the ordinary course of business consistent with past practices;

(11)         cause CPBR to not acquire, lease or dispose of any equipment (other than in the ordinary course of business);

(12)         Not make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting without the consent of Buyer, which consent shall not be unreasonably withheld or conditioned;

(13)         Not make any material changes to any CPBR Benefit Plan or materially increase the Liabilities of CPBR thereunder;

(14)         Except as provided in this Agreement, not make any distributions to the Seller from CPBR; and

(15)         Keep Buyer informed of the status of any material discussions or negotiations with PGE, the Port of St. Helens and any other Government Agencies with respect to the operation of the Facility.

Section 5.02         Pre-Closing Payments.  Prior to or concurrent with the Closing CPBR will pay off all debt other than trade payables incurred in the ordinary course of business (and other than trade payables associated with capital expenditures requested by Buyer and distribute to its members any residual cash (net of any remaining trade payables).  The inter-company receivable between CPBR and JH Kelly Holdings LLC on the Balance Sheet will be reduced to zero as of the Closing.

Section 5.03         Buyer Diligence Review.

(a)           Access To Facilities and Information.  From the Effective Date until the Closing, Seller shall, and shall cause CPBR to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to CPBR in a manner that does not disrupt any business of CPBR; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to CPBR as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and CPBR to cooperate with Buyer in its investigation of CPBR.

(b)           Diligence Review.  During the Diligence Period, Buyer shall have the right to conduct a complete financial, accounting and legal investigation and assessment of CPBR and the Facility (collectively, the “Diligence Review”), which Diligence Review may include (i) environmental due diligence of CPBR and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from CPBR and the Real Property, and (ii) meetings with PGE, the Port of St. Helens and other Government Agencies regarding Buyer’s proposed plans for the Facility.  Buyer shall complete the Diligence Review on or before the expiration of the Diligence Period.  If the results of any portion of the Diligence Review are unsatisfactory to Buyer, then Buyer and the Seller shall negotiate a mutually-satisfactory resolution of any such unsatisfactory results, unless otherwise waived by Buyer.  Any investigation pursuant to this Section 5.03(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or CPBR.

(c)           Title Commitment.  Buyer shall obtain the Title Commitment.  During the Diligence Period, Buyer shall have the right to conduct a complete assessment of the Title Commitment.  On or before the expiration of the Diligence Period, Buyer shall notify Seller if the Title Commitment reveals any liens, encumbrances, claims or exceptions that, in Buyer’s sole and absolute judgment, are unacceptable (“Title Objections”).  Buyer and Seller will cooperate to endeavor to resolve any Title Objections to Buyer’s satisfaction prior to Closing, unless otherwise waived by Buyer.

Section 5.04         No Solicitation of Other Bids.

In consideration of the One Million Dollar Exclusivity Payment under Section 2.02 until January 23, 2013 and in consideration of the Four Million Dollar Exclusivity Payment under Section 2.02 after January 23, 2013 until the Closing Date, neither Seller nor CPBR will, nor shall Seller or CPBR authorize or encourage any investment bankers, consultants or other advisors to any Seller or CPBR to, or permit any officer, director, employee, agent or other representative of any Seller or CPBR to, solicit, initiate, or encourage (including by way of furnishing non-public information) the submission of any proposal or offer from any person (or participate in any negotiations of any proposal or offer with any person or group other than Buyer and its Affiliates) relating to any (i) acquisition of assets of CPBR, (ii) acquisition of beneficial ownership of any CPBR of the membership interests of CPBR, or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CPBR (any such proposal or offer an “Acquisition Proposal”).  For purposes of clarity, in response to any inquiry or other communication regarding an Acquisition Proposal Seller or CPBR may refer the person making the Acquisition Proposal to this Section and state that Seller and CPBR are subject to the requirements of this Section, which referral shall not be a breach of this Section.

Section 5.05         Notice of Certain Events.

From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of the Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or CPBR that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 5.06         Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of CPBR set forth on Section 5.06 of the Disclosure Schedules/requested by Buyer at least five Business Days prior to the Closing.

Section 5.07         Confidentiality. This Agreement is subject to the terms of the confidentiality agreement entered into between Buyer and Seller dated September 21, 2012, which terms are incorporated into this Agreement by reference.  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning CPBR, except to the extent that Seller can show that the information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.08         Governmental Approvals and Consents

(a)           Each party to this Agreement shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)           Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)           If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which CPBR is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and CPBR in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If the consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide CPBR with the rights and benefits of the affected Contract for the term of the Contract, and, if Seller provides the rights and benefits, CPBR shall assume all obligations and burdens under this Contract.

(e)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or CPBR with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.09         HSR; Government Consents.

(a)         HSR Filing.  Promptly following the execution of this Agreement, the Buyer and Seller shall file, or cause to be filed with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notifications and other information (if any) required to be filed under the Hart Scott Rodino Act (“HSR Act”) with respect to the transactions contemplated in this Agreement and the Transaction Documents.

(b)           Other Governmental Entities.  In addition, Buyer and Seller shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required or, in the opinion of Buyer or Seller, advisable.

(c)           Cooperation.  With respect to each of the above filings, and any other requests from Governmental Entities, the Buyer and Seller shall, subject to the other terms of this Agreement, diligently and expeditiously prosecute and use commercially reasonable efforts to obtain any clearance under the Antitrust Laws for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, and cooperate fully with each other in the prosecution of, such matters including, subject to Applicable Law, by permitting counsel for the other party to review in advance (to the extent possible), and consider in good faith the views of the other party in connection with, any such filing or any proposed oral or written communication with any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by the party and all correspondence between the party (and its advisors) with any Governmental Entity and any other information supplied by the party and the party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement.  Any competitively sensitive information that is disclosed pursuant to this Section will be limited to each of Buyer’s and CBPR’s (Seller’s) respective outside counsel and economists pursuant to a separate customary confidentiality agreement.  Each of Buyer and CPBR (Seller) shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission.

(d)           Status.  Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, any other Governmental Entity or any third party with respect to the transactions contemplated by this Agreement.

(e)           Strategy.  Buyer shall not require CBPR, CPBR’s parent, or Seller to, and Seller shall not be required to, take any action with respect to satisfying any Antitrust Laws that would bind CPBR in the event the Closing does not occur.  Neither CPBR nor Seller shall take any action with respect to satisfying any Antitrust Laws that would bind CPBR after the Closing without the prior written consent of Buyer.

Section 5.10         HSR Commercially Reasonable Efforts.

(a)         No Hindrances or Delay.  Subject to other terms of this Agreement, from the Effective Date through the date clearance is obtained from all of the relevant antitrust authorities or the date of termination of the required waiting period under the HSR Act and the antitrust laws of applicable jurisdictions, respectively, neither Buyer, CPBR nor Seller shall take, or cause their respective Affiliates to take, any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.  Nothing in this Section shall be understood to contradict the duties of the Parties outlined in paragraph (c) below.

(b)           Take Actions To Consummate Transaction.  Subject to paragraph (c) below, upon the terms and subject to the conditions set forth in this Agreement, (i) Buyer, CPBR and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the transactions contemplated by this Agreement and make effective the contemplated transactions as promptly as practicable, including all actions necessary to satisfy the conditions to Closing and (ii) neither Buyer, Seller nor CPBR shall take any action after the Effective Date to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity necessary to be obtained prior to Closing.

(c)           Disposition of Assets Not Required.  Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 5.10, nothing in this Agreement shall require Buyer or any of its Affiliates to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Buyer or its Affiliates, whether as a condition of obtaining any approval from a Governmental Authority or any other Person or for any other reason.

Section 5.11         Books and Records.

(a)           Retention of CPBR Records.  In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)            retain the books and records (including personnel files) of CPBR relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of CPBR; and

(ii)           upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)           Seller Retention of Records.  In order to facilitate the resolution of any claims made by or against or incurred by Buyer or CPBR after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall:

(i)            retain the books and records (including personnel files) of Seller which relate to CPBR and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Representatives of Buyer or CPBR reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)           Certain Access Restricted.  Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.11 where such access would violate any Law.

Section 5.12         Company Name Changes. Concurrent with the Closing, Buyer and Seller will change the name of Cascade Kelly Holdings LLC to remove the word “Kelly” from the name of Cascade Kelly Holdings LLC, and the word “Kelly” or “JH Kelly” in any combination shall not be used in the name of the entity Cascade Kelly Holdings LLC.

Section 5.13         WARN Act Compliance.  Buyer and Seller agree to comply with all provisions of the WARN Act.  Buyer agrees to indemnify Seller for any Losses incurred by Seller for actions of CPBR in violation of the WARN Act that occur after the Closing. Seller agrees to indemnify Buyer for any Losses incurred by Buyer for actions of CPBR in violation of the WARN Act that occur prior to Closing.

Section 5.14         Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause CPBR to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

Section 5.15         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the contemplated transactions or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.16         Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver the additional documents, instruments, conveyances and assurances and take further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

Section 5.17         Acknowledgement and Acceptance of Disclaimer of Implied Warranties.  Purchaser acknowledges and agrees that it has reviewed and accepted the disclaimers of Seller set forth in Section 3.19 of this Agreement.

Section 5.18         Investigation and Agreement by Buyer; No Other Representations or Warranties.

(a)           Independent Investigation.  Buyer acknowledges and agrees that, subject to the terms of Section 5.03(b) and Section 5.03(c) it has made (or will make) its own inquiry and investigation into, and, based on its inquiry and investigation and the representations and warranties in this Agreement and the Transaction Documents, has formed an independent judgment concerning CPBR and its operations and Buyer has been furnished with or given access to the information about CPBR and its businesses and operations as it requested in determining whether to enter into this Agreement.  Buyer acknowledges and agrees that it has had an opportunity to ask all questions of and received answers from Seller and CPBR in determining whether to enter into this Agreement.  In connection with Buyer’s investigation of CPBR and its businesses and operations, Buyer and its respective representatives have received from CPBR or its representatives certain projections and other forecasts for CPBR, and certain estimates, plans and budget information.  Buyer acknowledges that:  (1) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; and (2) Buyer has not been authorized by CPBR or Seller to rely upon the estimates, projections, forecasts, plans and budgets as to future results so furnished to it or its representatives.

(b)           Limitation of Representations and Warranties.  Buyer agrees that, except for the representations and warranties made by Seller and CPBR that are expressly set forth in Article III of this Agreement, the Disclosure Schedule (as amended and supplemented through Closing) and the Transaction Documents, neither Seller nor CPBR has made and shall not be deemed to have made to Buyer or to any of its representatives any representation or warranty of any kind.  Except as expressly set forth in this Agreement, no Person has been authorized by Seller or CPBR to make any representation or warranty relating to CPBR or its respective businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, the representation or warranty may not be relied upon.  Without limiting the generality of the foregoing, except as set forth in Article III of this Agreement and in the Disclosure Schedule and Transaction Documents, Buyer agrees that neither the Seller or CPBR nor any of their Affiliates nor any other Person makes or has made any representation or warranty to Buyer or to any of its representatives with respect to:

(1)           any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of CPBR or the future business, operations or affairs of CPBR heretofore or hereafter delivered to or made available to Buyer or its representatives; or

(2)           any other information, statements or documents heretofore or hereafter delivered to or made available to Buyer or its representatives, including the information in the data room with respect to CPBR or the business, operations or affairs of CPBR, except to the extent and as expressly covered by a representation and warranty contained in Article III of this Agreement or the Disclosure Schedule, or Transaction Documents, which representations and warranties are the only representations and warranties that Buyer is relying on in connection with its execution of this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01         Tax Covenants.

(a)           Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned, Seller (and, prior to the Closing, CPBR, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, CPBR, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or CPBR in respect of any Post-Closing Tax Period.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Buyer and 50% by Seller when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate as necessary).

(c)           Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by CPBR after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Seller of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Seller and reasonably acceptable to Buyer (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of CPBR that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon CPBR shall be terminated as of the Closing Date. After such date neither CPBR, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03         Tax Indemnification. Seller shall indemnify CPBR and Buyer for (a) any Loss paid by Buyer or CPBR after final determination attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.13 (determined without regard to any materiality qualifier or any scheduled items) or covenant set forth in this Article VI; (b) all Taxes of CPBR or relating to the business of CPBR for all Pre-Closing Tax Periods (determined in accordance with Section 6.04 in the case of a Straddle Period); (c) all Taxes for Pre-Closing Tax Periods of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which CPBR is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; or (d) all Taxes for Pre-Closing Tax Periods of any other Person for which CPBR is or has been liable as a transferee or successor, by contract or otherwise; provided, however, no indemnification shall be due until any tax items in dispute are finally resolved, and for any indemnity relating to amounts subject to Section 6.01(c), the final determination has been made under Section 6.01(c). Seller’s indemnification obligations set forth in this Section 6.03 shall be secured by the personal guaranty of Mason M. Evans.

Section 6.04         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a

“Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(b)           in the case of Taxes that are either (A) based upon, or related to, income or receipts or (B) imposed by any Government Authority in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(c)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05         Contests. Buyer agrees to give written notice to Seller within 20 days of the receipt of any written notice by CPBR, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder for such Tax Claim except to the extent Seller has been prejudiced by such failure to comply.  Seller shall control the contest or resolution of any Tax Claim,  provided, however, that Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Section 6.06         Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of CPBR. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of CPBR for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of CPBR for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.13 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.09         Intentionally Deleted.

Section 6.10         Purchase Price Allocation.

(a)           Purchase Price Allocation Schedule.  As promptly as practicable, but in no event later than ninety (90) days following the Effective Date, Buyer shall prepare and deliver to Seller a written statement setting forth a proposed allocation of the Purchase Price (plus any assumed liabilities and any other additional amounts required to be taken into account under the Code) among the assets of the Company (the “Proposed Purchase Price Allocation Schedule”).  Buyer shall be responsible for all costs and expenses associated with the preparation of the Proposed Purchase Price Allocation Schedule, including without limitation all expenses related to the use of third parties to assist in the preparation of the Proposed Purchase Price Allocation Schedule.

(b)           Dispute Notice.  Seller shall have ten (10) days following receipt of the Proposed Purchase Price Allocation Schedule to review the Proposed Purchase Price Allocation Schedule and to notify Buyer in writing if Seller disputes the allocation set forth in the Proposed Purchase Price Allocation Schedule (an “Allocation Dispute Notice”).  In connection with Seller’s review, Seller shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer or its representatives in connection with its preparation of the Proposed Purchase Price Allocation Schedule and to finance personnel of Buyer and CPBR and any other information which Seller reasonably requests, and Buyer and the Company shall cooperate reasonably with Seller in connection therewith.

(c)           Dispute Resolution Process.  In the event that Seller shall deliver an Allocation Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Proposed Purchase Price Allocation Schedule shall be made in accordance with the agreement of Buyer and Seller (the “Agreed Allocation Schedule”).  If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days of Seller’s delivery of such Allocation Dispute Notice (or such longer period as Buyer and Seller shall mutually agree in writing), the parties shall submit such unresolved dispute to the Independent Accounting Firm.  Seller and Buyer shall submit, in writing, to a mutually agreed independent accounting firm, their briefs detailing their views as to the appropriate allocation of the Purchase Price among the assets of the CPBR, and the independent accounting firm shall make a written determination as to the appropriate allocation of the Purchase Price among the assets of the CPBR, which determination shall be final and binding on the parties for all purposes hereunder (the “Final Allocation Schedule”).  The independent accounting firm shall be instructed to use reasonable best efforts to deliver to Buyer and Seller a written report setting forth the resolution of the Purchase Price allocation dispute, and a Final Allocation Schedule, within thirty (30) days of submission of the dispute to it and, in any case, as promptly as practicable after such submission.  Each of Buyer and Seller shall bear fifty percent (50%) of the fees and expenses of the Independent Accounting Firm.

(d)           Reporting.  The Seller and the Buyer (1) shall report the federal, state and local income and other Tax consequences of the transactions contemplated hereby, and in particular shall report the information required by Section 1060(b) of the Code on the Form 8594, in a manner consistent with the Proposed Purchase Price Allocation Schedule, the Agreed Allocation Schedule or the Final Allocation Schedule (as applicable, the “Allocation Schedule”) and shall contemporaneously provide the other party with a copy of the Form 8594 being filed; provided, however, if the Form 8594 was filed in a manner consistent with the Proposed Purchase Price Allocation and the Final Allocation Schedule is materially different from such Proposed Purchase Price Allocation Schedule, Buyer shall be obligated to amend all such returns to reflect the Final Allocation Schedule on or before the due date for filing such amended returns; and (2) shall not take any position inconsistent therewith upon examination of any Tax return and any refund claim, and any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other party.

(e)           Adjustments to Allocation Schedule.  The allocation set forth on the —Allocation Schedule shall be modified to reflect any adjustments to the Purchase Price made pursuant to this Agreement as mutually agreed upon by Buyer and Seller in good faith (and, if applicable, consistent with the prior allocation of similar items).  If the parties have filed Forms 8594 prior to determining adjustments to the Purchase Price, the parties shall file an amendment to Form 8594 to reflect any adjustments made to the Allocation Schedule as provided in this Section.

(f)            Disputes Relating to Adjustments to Allocation Schedule.  If the Buyer and the Seller are unable to mutually agree on any modification to the Allocation Schedule within thirty (30) days following the delivery by a Party to the other Party of a proposed modification to the Allocation Schedule, as contemplated above, such dispute will be settled by the independent accounting firm.  In resolving any such dispute, the Independent Accounting Firm shall consider only those items or amounts in the applicable allocation schedule as to which the parties disagree.  The independent accounting firm’s determination of the Allocation Schedule shall be final and binding on Buyer and Seller.  The independent accounting firm shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.  All fees and expenses of the independent accounting firm shall be shared equally by the Seller and the Buyer.

Section 6.11         Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           HSR.  The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)           Governmental Orders Restricting Transaction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)           Consents.  Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in Buyer’s discretion, at or prior to the Closing, of each of the following conditions:

(a)           No Material Adverse Effects.  Between the Effective Date and the Closing, there shall be no Material Adverse Effect in the operations or condition of CPBR’s assets or the financial condition or liabilities (as reflected in CPBR’s Balance Sheet or otherwise) of CPBR other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement.  From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)           Representation and Warranties.  Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.15, the representations and warranties of Seller contained in this Agreement, the Assignment and the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.15 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)           Compliance With Covenants.  Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Seller prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)           No Restraining Actions.  No Action shall have been commenced against Buyer, Seller or CPBR, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any contemplated transaction.

(e)           Receipt of Consents.  All executed approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and shall have been delivered to Buyer at or prior to the Closing.

(f)            Delivery of Assignment.  Seller shall have duly executed and delivered the Assignment to Buyer.

(g)           Transaction Documents Executed and Delivered.  The other Transaction Documents shall have been executed and delivered and true and complete copies of the executed Transaction Documents shall have been delivered to Buyer.

(h)           Receipt of Seller’s Certificate Authorizing Transaction.  Buyer shall have received a certificate of a duly authorized officer of the Seller certifying that attached are true and complete copies of all resolutions adopted by the governing committee of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, and that all of the resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated transactions.

(i)            Receipt of Seller’s Certificate Authorizing Execution of Transaction Documents.  Buyer shall have received a certificate of a duly authorized officer of the Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered pursuant to this Agreement.

(j)            Receipt of the Resignation of Managers of CPBR.  Buyer shall have received resignations of the managers of CPBR pursuant to Section 5.06.

(k)           Receipt of CPBR Good Standing Certificate.  Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for CPBR from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which CPBR is organized.

(l)            Seller “Not A Foreign Person” Certificate.  Seller and each Owner shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m)          Certificate of Seller That Conditions Are Satisfied.  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(k) have been satisfied.

(n)           Resolution of Diligence Review Issues.  Any issues raised by the Diligence Review shall be resolved in accordance with the provisions of Section 5.03(b) and Section 5.03(c), unless otherwise waived by Buyer.

(o)           Receipt of Estoppel Certificates. Seller shall have delivered to Buyer executed estoppel certificates from the Port of St. Helen’s and PGE with respect to those Material Contracts to which they are a party, which estoppel certificates shall be substantially in the forms attached hereto as Schedule 7.02(o).

(p)           Engineering Test of Facility Vapor Recovery Unit.  On or before the Closing Date, CPBR shall (i) replace the existing carbon media with preconditioned carbon media in the Facility’s marine vapor recovery unit (“VRU”) and (ii) following such replacement, commission Horizon Engineering to complete an engineering audit of the VRU on the second or later barge to load after such replacement in accordance with the testing protocol set forth on Schedule 7.02(p).  If the results of such engineering test confirm that the VRU is capable of meeting the volatile organic compound emission factor of 0.0835 pounds per thousand gallons loaded as set forth in the Facility’s air contaminant discharge permit (ACDP) No. 05-0006 (based on averaging the results of three consecutive one-hour tests at a rate of at least 3,000 barrels per hour and, separately, one one-hour test at a rate of 4,000 barrels per hour) during loading of crude oil with an API Specific Gravity rating of between 30 and 44 degrees onto marine barges, such results shall be deemed “Successful Results.”

Within five days of the Effective Date, Seller and Buyer shall mutually agree on a proposed modification to the existing VRU which would likely be undertaken in the event CPBR is unable to achieve Successful Results after the engineering audit referenced in (ii) above (the “Modifications”), and (ii) Seller shall give notice immediately thereafter of the Modifications to the Oregon Department of Environmental Quality (“DEQ”) as a simple “Type 1” modification under CPBR’s existing air permit for the Facility (a “Modification Notice”).

If CPBR does not submit evidence of Successful Results to Buyer on or before the Closing Date, then Buyer may retain and hold back from the Purchase Price the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “VRU Holdback”).  For the duration of the VRU Holdback, Seller and Buyer shall work and coordinate collaboratively in accordance with good industry and engineering practices to determine whether to pursue the Modifications (as adjusted to reflect comments from the DEQ, if any) or to pursue an alternative modification more aligned with Buyer’s business development plans for the Facility (“Global Mods”).  If the parties agree that CPBR should pursue the Modifications, the parties shall coordinate efforts to complete the Modifications, the costs of which shall be funded first out of the VRU Holdback and thereafter by Seller, if necessary.  VRU Holdback funds remaining after the completion of the Modifications, if any, shall be remitted to Seller within five (5) days. If the parties agree that CPBR shall pursue the Global Mods, Buyer may retain that portion of the VRU Holdback (up to a maximum of $2.5MM) that the parties reasonably agree would have been the cost of the Modifications had they been installed, and the balance of the VRU Holdback shall be remitted to Seller within five (5) days.

Section 7.03         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of the Closing Date.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents, to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material contemplated transaction. There shall be no pending or threatened proceeding by Governmental Authority or, the knowledge of Seller, by any other third party, to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages (not otherwise covered by insurance) in connection with the consummation of the transactions contemplated herein or the current operations of the Facility.

(d)           All executed approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and shall have been delivered to Seller at or prior to the Closing.

(e)           The other Transaction Documents shall have been executed and true and complete copies shall have been delivered to Seller.

(f)            Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g)           Seller shall have received a certificate of the duly authorized officer of the Buyer certifying that attached are true and complete copies of all resolutions adopted by the governing committee of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated transactions.

(h)           Seller shall have received a certificate of the duly authorized officer of the Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered under this Agreement.

(i)            Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price (less the Exclusivity Payment previously paid and any VRU Holdback as provided for in Section 7.02 above) by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(j)            Buyer shall have delivered to Seller other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.13 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.19, Section 4.01 and Section 4.04 shall survive indefinitely and the representations and warranties in Section 3.13 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension of this Agreement) plus 60 days, and for indemnification under this Article VIII any claims shall be made within 60 days after the expiration of the representations and warranties.  All covenants and agreements of the parties contained in this Agreement (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing until completed or one year after Closing, whichever is earlier, unless the covenant or agreement specifically provides for a longer survival time and for indemnification under this Article VIII any claims shall be made within 60 days after the expiration of the covenants and agreements. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty and the claims shall survive until finally resolved.

Section 8.02         Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including CPBR) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.13, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any breach, violation or failure of Article VI shall be pursuant to Article VI).

Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any breach of Article VI shall be pursuant to Article VI).

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations provided, for the avoidance of doubt, such limitations shall not apply to any indemnification by Seller that is governed by Article VI:

(a)           Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02 Section 3.03 and Section 3.15  (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $500,000, in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)           Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 and Section 4.04, payments due to Seller under Article VI, and Buyer’s covenant regarding the WARN Act under Section 5.13 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $500,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom the claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)           Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against the Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice, but in any event not later than 30 calendar days after receipt of the notice of the Third Party Claim. The failure to give prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of the failure or the right to make the claim has expired. The notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in the defense; provided, that if the Indemnifying Party is Seller, the Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of CPBR, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take the action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense of the claim.  The fees and disbursements of the counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend the Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of the Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend the Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to the Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to the offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to the firm offer within ten days after its receipt of the notice, the Indemnified Party may continue to contest or defend the Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to the Third Party Claim shall not exceed the amount of the settlement offer. If the Indemnified Party fails to consent to the firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in the firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice of the Direct Claim, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give the prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except if the right to indemnification shall have expired, and except only to the extent that the Indemnifying Party forfeits rights or defenses by reason of the failure. The notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of the notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving the information and assistance (including access to CPBR’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within the 30 day period, the Indemnifying Party shall be deemed to have rejected the claim, in which case the Indemnified Party shall be free to pursue the remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification under this Agreement in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of the Direct Claim. Any costs or expenses associated with taking the actions shall be included as Losses.

(e)           Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of CPBR (including, but not limited to, any claim in respect of a breach of the representations and warranties in Section 3.13 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI.

Section 8.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of the final, non-appealable adjudication by wire transfer of immediately available funds. The Buyer and Seller agree that should an Indemnifying Party not make full payment of any of the obligations within the 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date the payment has been made at a rate per annum equal to 10%. The interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement, unless specifically provided otherwise, shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09         Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Buyer;

(b)           by Buyer by written notice to Seller if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, or inaccuracy in a representation or warranty under Article III by Seller or a material failure to perform any covenant made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of the breach from Buyer, or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 (other than 7.02(p)) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or

(iii)          Buyer has not made the Four Million Dollar Exclusivity Payment under Section 2.02 on or before January 23, 2013.

In the event of a termination pursuant to subsection (b)(i), or in the event of a termination pursuant to subsection (b)(ii) due to the failure of Seller to perform or comply with a material covenant under Section 7.02 for which Buyer has given Seller written notice and opportunity to cure under subsection (b)(i), Buyer shall be entitled at its election to either receive a refund of the Four Million Dollar Exclusivity Payment or pursue any available remedies at law or in equity, including seeking equitable relief in the form of an injunction or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement;

(c)           by Seller by written notice to Buyer if:

(i)            Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and the breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of the breach from Seller; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by the Closing Date, unless the failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing; or

(iii)          Buyer has not made the Four Million Dollar Exclusivity Payment under Section 2.02 on or before January 23, 2013.

In the event of a termination pursuant to subsection (c)(i), or in the event of a termination pursuant to subsection (c)(ii) due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Buyer prior to the Closing, Seller shall be entitled to retain the Four Million Dollar Exclusivity Payment, which shall be Seller’s sole remedy at law or in equity.

(d)           by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and the Governmental Order shall have become final and non-appealable; or

(e)           by Buyer or Seller if the Closing has not occurred on or before February 22, 2013.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and Section 5.07 and Article X of this Agreement;

(b)           in the event of Seller’s fraud which causes a material breach of this Agreement resulting in termination of this Agreement by Buyer, then Seller shall repay to Buyer all of the Four Million Dollar Exclusivity Payment paid by Buyer to Seller;

(c)           that nothing in this Agreement shall relieve any party to this Agreement from liability for any willful breach of any provision of this Agreement; and

(d)           other than if willful breach solely by Seller that results in termination of this Agreement, Buyer shall pay Seller capital expenditures made at Buyer’s request under Section 2.04(c).

ARTICLE X
MISCELLANEOUS

Section 10.01       Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Seller shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act (Buyer shall pay the fees in connection with the HSR filing, and 50% of such fees shall be a credit against the Purchase Price) and Seller shall be liable for and pay all amounts due to Ocean Park Advisors LLC and Stonnington Group as a result of transactions under this Agreement.

Section 10.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	JH KELLY HOLDINGS LLC
2311 East First Street
Vancouver, WA 98661
	E-mail:	MFleisch@jhkelly.com
	Attention:	Mark Fleischauer, Sr. Vice President

with a copy to:	Stoel Rives LLP
	Facsimile:	612-373-8801
	E-mail:	mjhanson@stoel.com
	Attention:	Mark J. Hanson

If to Buyer:	Global Partners LP
800 South Street, Suite 200
Waltham MA 02453
	Facsimile:	781-398-9000
	E-mail:	bdavidson@globalp.com
	Attention:	William Davidson, Senior Vice President — Terminals & Operations

with a copy to:	Facsimile:	781-398-9211
	E-mail:	efaneuil@globalp.com
	Attention:	Edward Faneuil, General Counsel

Section 10.03                     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by its provisions; and (z) to a statute means the statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04                     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05                     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction.  Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.06                     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07                     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the Buyer may assign its rights or obligations under this Agreement to a wholly-owned subsidiary of the Buyer without the prior written consent of Seller.  No assignment shall relieve the assigning party of any of its obligations under this Agreement.

Section 10.08                     No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

Section 10.10                     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Oregon.

(b)                                  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OREGON IN EACH CASE LOCATED IN THE CITY OF PORTLAND AND COUNTY OF MULTNOMAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE

JURISDICTION OF THOSE COURTS IN ANY SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO A PARTY’S ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY OF THOSE COURTS. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN THOSE COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY OF THOSE COURTS THAT THE SUIT, ACTION OR PROCEEDING BROUGHT IN ANY OF THOSE COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) THE PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) THE PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11                     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

JH KELLY HOLDINGS LLC
By: JHK LP, its manager
By: JH Kelly Construction, Inc., its
general partner

By	/s/ Mason Evans
Name:	Mason Evans
Title:	President

GLOBAL PARTNERS LP

By	/s/ Edward J. Faneuil
Name:	Edward J. Faneuil
Title:	Executive Vice President
and General Counsel